EXHIBIT 23.1



    CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in the registration statements (File Nos. 333-117896, 333-103467, 33-15894, and No. 33-15895) on Form S-8 of Werner Enterprises, Inc. of our reports dated February 26, 2010, with respect to the consolidated balance sheets of Werner Enterprises, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Werner Enterprises, Inc.

                                             KPMG LLP

Omaha, Nebraska
February 26, 2010